Exhibit 99.1

NewsRelease

Pall Corporation 2200 Northern Boulevard East Hills, NY 11548 516.484.5400 phone www.pall.com

Pall Corporation Reports Fiscal 2004 Sales up 9 1/2%

East Hills, NY (September 2, 2004) - - Pall Corporation (NYSE: PLL) today reported sales and earnings results for the fourth quarter and fiscal year ended July 31, 2004.

Sales for the fourth quarter increased 7% to $504.5 million compared to $471.4 million last year. Earnings on a pro forma basis amounted to $56.8 million compared to $56.0 million, or 45 cents per share in both quarters. The effect of foreign currency translation added $19.8 million or 4% to revenues and increased pro forma earnings per share by approximately 1 cent.

For the full year, sales increased 9 1/2% to $1.77 billion compared to $1.61 billion last year. Pro forma earnings for the full year increased 7 1/2% to $159.8 million, or $1.26 per share compared to last year's $148.8 million, or $1.20 per share. Foreign currency translation increased sales by 7% or $109.9 million and pro forma earnings per share by approximately 7 cents.

Reported earnings per share for the fourth quarter and full year were 44 cents and $1.20, respectively.

In the year, we recorded restructuring and other charges net of approximately $12.5 million. The charges include an increase in our environmental reserves of $21.3 million and restructuring charges of $4.4 million, partly offset by a gain of $7.6 million related to the sale of our investment in Oiltools International and non-recurring income of $5.6 million related to a decrease of pension liabilities in Germany. The environmental reserve increase relates primarily to a change in the estimated duration and costs of the remediation effort at our Ann Arbor, Michigan facility.

On September 1, the Michigan Department of Environmental Quality (MDEQ) provided Pall and the state court with its response to the Company's proposed remedial alternative regarding the Unit E aquifer, giving the Company one year to demonstrate that its proposed clean-up method is approvable as a final remedy. The MDEQ has also identified an alternative remedy that would, in the MDEQ's judgment, need to be implemented if the Company could not resolve the outstanding issues regarding the Company's remedy within one year. The MDEQ's remedial alternative would be subject to possible legal challenge as being unauthorized by law. These matters are still under investigation. The costs to implement an alternative clean-up methodology could be significant and are not reflected in the Company's balance sheet at July 31, 2004.

Eric Krasnoff, Chairman and CEO, said, “The fourth quarter showed a continued resurgence in our Industrial business. The results by segment, with sales reported in local currency, are:

Microelectronics fourth quarter sales were up 27% over last year, operating profit margins reached 20.2% and operating profit dollars increased 40%. We are capitalizing on the cyclical upturn in the semiconductor cycle and from the impact of new product introductions.

General Industrial sales increased 4 1/2%. As in the third quarter, we again grew in all five of its Industrial business divisions. The operating profit margin was 14.2% and operating profit dollars increased 21% to $27.7 million. Within General Industrial, Water Processing sales grew 3% and orders increased 32 1/2%. Power Generation's sales increased 14% and orders increased 27% over last year. Fuels and Chemicals sales were up slightly with orders up 38% over last year.

Food and Beverage grew 7%, as our Total Fluid Management strategy begins to take hold. Machinery and Equipment sales increased 4 1/2% in the quarter. This segment covers a number of cyclical industrial markets and our growth is another confirmation of a generally strengthening industrial landscape.

As we've mentioned throughout the year, non-repeating military sales associated with the Iraqi conflict led to a 6 1/2% reduction in Aerospace sales compared to last year. Commercial Aerospace posted modest growth. Aerospace operating margins were still an impressive 26.2% in the quarter.

This adds up to an overall Industrial business sales increase of 6%. Industrial's operating profit margin was 17.3% with operating profit dollars increasing about 13 1/2% to $52.3 million.

Turning now to Life Sciences, growth in BioSciences and the core Blood Business was offset by lower sales in Pharmaceuticals and Critical Care. Sales came in at $202.5 million, a decrease of 1 1/2%. Life Sciences operating profit margins were also down slightly at 25.5%.

Looking at the reporting segments, sales in Medical were down 1% as growth in blood bank and hospital sales were offset by a decline in the OEM portion of Critical Care. The Western Hemisphere blood business grew 7% in the quarter. Operating profit margins were 24.7%. Pall's new eBDS Bacterial Detection System and the Pall-Aquasafe(TM) Water Filters are selling well and our revolutionary Leukotrap(R) Affinity Prion Reduction Filter is on schedule for commercial launch next year.

Sales in BioPharmaceuticals were down 2% as the decline in the plasma fractionation industry offset continuing growth of biotechnology products. BioPharmaceuticals operating profit margin remained strong at 26.3%.

We are successfully executing our CoRe cost reduction programs. I am pleased to report that S, G & A as a percentage of sales reduced by 50 basis points compared to last year and by 20 basis points sequentially. The CoRe efforts are on track to deliver the savings expected.

As for the company's balance sheet and cash flow, Mr. Krasnoff said, "Our strong cash flow enabled us to repurchase $75 million of our stock, invest $66 million in capital expenditures, pay dividends of $45 million and still reduce net debt by $63 million in the year.

Looking ahead to fiscal year 2005, Mr. Krasnoff continued, "We anticipate this new fiscal year will benefit substantially from the investments made in fiscal 2004 in the CoRe cost initiatives, the benefits of which should ramp up this fiscal year. The next phase of our plan has already started and involves the rationalization of infrastructure globally. As part of this initiative, we are combining our operations into three integrated businesses: Life Sciences, comprising Medical and BioPharmaceuticals; Aeropower, comprising Aerospace and General Industrial's Machinery & Equipment business; while our remaining Industrial businesses will operate under the banner Pall Process Technologies, comprising Food & Beverage, Fuels & Chemicals, Power Generation, Municipal Water and Microelectronics. We expect these changes will propel us to reach the high end of our CoRe goals. At the same time, we will achieve greater efficiencies and profit growth with this leaner, customer-centric structure. Overall, we anticipate pro forma earnings per share for fiscal 2005 to be in the range of $1.38 to $1.52."

Tomorrow, September 3, 2004, at 8:30 am ET, Pall Corporation will host its quarterly earnings conference call. Individuals can access the webcast on the home page of the Company's website, www.pall.com. Listening to the webcast requires speakers and Microsoft Windows Media Player software. The webcast will be archived for 30 days.

About Pall Corporation:

Pall Corporation is the global leader in the rapidly growing field of filtration, separations and purification. Pall's business is organized around two broad markets: Life Sciences and Industrial. The Company provides leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceuticals, transfusion medicine, semiconductors, municipal drinking water and aerospace. Total revenues are $1.8 billion. The Company is headquartered in East Hills, New York. Further information can be found on its Web site www.pall.com.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: fluctuations in foreign currency exchange rates; regulatory approval and market acceptance of new technologies; changes in product mix and product pricing and in interest rates and cost of raw materials; the Company's success in enforcing its patents and protecting its proprietary products and manufacturing techniques; global and regional economic conditions and legislative, regulatory and political developments and its ability to achieve the savings anticipated from its cost reduction initiatives; and domestic and international competition in the Company's global markets.

Additional information regarding these and other factors is available on the web at www.pall.com and is included in the Company's reports filed with the U.S. Securities and Exchange Commission. Copies of such reports can be obtained, without charge, at: www.sec.gov.

Management uses certain non-GAAP measurements to assess Pall's current and future financial performance. The non-GAAP measurements do not replace the presentation of Pall's GAAP financial results. These measurements provide supplemental information to assist management in analyzing Pall's financial position and results of operations. Pall has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of on-going operations.

Page 4 -- Financial Tables Follow...

PALL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	JUL. 31,	AUG. 2,
	2004	2003

Assets

Cash and short-term investments	$207,277	$149,753
Accounts receivable, net	468,905	423,467
Inventories, net	302,861	274,442
Other current assets	90,971	90,772

Total current assets	1,070,014	938,434

Property, plant and equipment, net	600,383	600,153
Other assets	471,518	478,139

Total assets	$2,141,915	$2,016,726

Liabilities and Stockholders' Equity

Short-term debt	$32,550	$63,791
Accounts payable, income taxes
and other current liabilities	359,298	357,705

Total current liabilities	391,848	421,496

Long-term debt	515,617	489,870
Deferred taxes and other
non-current liabilities	180,006	170,824

Total liabilities	1,087,471	1,082,190

Stockholders' equity	1,054,444	934,536

Total liabilities and
stockholders' equity	$2,141,915	$2,016,726

PALL CORPORATION CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)

	FOURTH QUARTER ENDED				YEAR ENDED

	JUL. 31,		AUG. 2,		JUL. 31,		AUG. 2,
	2004		2003		2004		2003

Net sales	$504,455		$471,412		$1,770,747		$1,613,635
Cost of sales	250,048		230,106		899,119		810,039

Gross profit	254,407		241,306		871,628		803,596

Selling, general and
administrative expenses	160,022		151,833		583,539		536,194
Research and development	14,079		12,489		57,279		52,204
Restructuring and other
charges, net	1,831		1,189		12,477		47,524
Interest expense, net	5,461		5,200		20,501		24,438

Earnings before
income taxes	73,014		70,595		197,832		143,236
Provision for
income taxes	17,459		15,989		46,239		40,034

Net earnings	$55,555		$54,606		$151,593		$103,202

Earnings per share:
Basic:	$0.44		$0.44		$1.21		$0.84

Diluted:	$0.44		$0.44		$1.20		$0.83

Average number of
shares outstanding:
Basic:	125,220		124,062		125,685		123,275
Diluted:	126,141		125,330		126,737		124,214

Net earnings
as reported	$55,555		$54,606		$151,593		$103,202
Restructuring and other
charges, net, after
pro forma tax effect	1,243	(a)	1,386	(b)	8,158	(a)	45,591	(b)

Pro forma earnings	$56,798		$55,992		$159,751		$148,793

Diluted earnings per
share as reported	$0.44		$0.44		$1.20		$0.83
Restructuring and
other charges, net	$0.01	(a)	$0.01	(b)	$0.06	(a)	$0.37	(b)

Pro forma diluted
earnings per share	$0.45		$0.45		$1.26		$1.20

(a) Restructuring and other charges, net, for the year includes $20,837 (11 cents per share, after pro forma tax effect) to increase environmental reserves inclusive of $9,337 (5 cents per share, after pro forma tax effect) incurred in the fourth quarter. In addition, $4,846 (3 cents per share, after pro forma tax effect) was recorded in the year primarily related to the restructuring of operations in Europe and Japan (of which $1,757 relates to the fourth quarter). These were partly offset by a $7,580 (4 cents per share, after pro forma tax effect) gain on the sale of our investment in Oiltools in the fourth quarter and a $5,626 (3 cents per share, after pro forma tax effect), first quarter adjustment to decrease a pension liability.

(b) Restructuring and other charges, net, for the year includes $37,600 (30 cents per share) of acquired in-process research and development and $9,924 (7 cents per share, after pro forma tax effect) of restructuring costs inclusive of $1,189 (1 cent per share, after pro forma tax effect) incurred in the fourth quarter.

PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION
(DOLLAR AMOUNTS IN THOUSANDS)

				% CHANGE
SALES			%	IN LOCAL
FOURTH QUARTER ENDED:	JUL. 31, 2004	AUG. 2, 2003	CHANGE	CURRENCY

MARKET SEGMENT
INFORMATION:

Medical	$97,800	$95,981	2	(1)
BioPharmaceuticals	104,707	102,864	2	(2)

Total Life Sciences	202,507	198,845	2	(1 1/2)

General Industrial	194,960	177,893	9 1/2	4 1/2
Aerospace	49,429	51,399	(4)	(6 1/2)
Microelectronics	57,559	43,275	33	27

Total Industrial	301,948	272,567	11	6

Total	$504,455	$471,412	7	3

GEOGRAPHIC
INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS

Western
Hemisphere	$195,489	$176,738	10 1/2	10 1/2
Europe	205,644	192,104	7	(1/2)
Asia	103,322	102,570	1	(4)

Total	$504,455	$471,412	7	3

TOTAL SALES
Western
Hemisphere	$247,743	$220,971
Europe	238,004	217,577
Asia	104,418	103,543
Eliminations	(85,710)	(70,679)

Total	$504,455	$471,412

OPERATING PROFIT
FOURTH QUARTER ENDED:	JUL. 31, 2004%		AUG. 2, 2003%

MARKET SEGMENT
INFORMATION:

Medical	$24,155	24.7	$24,140	25.2
BioPharmaceuticals	27,580	26.3	27,727	27.0

Total Life Sciences	51,735	25.5	51,867	26.1

General Industrial	27,696	14.2	22,874	12.9
Aerospace	12,956	26.2	15,000	29.2
Microelectronics	11,628	20.2	8,282	19.1

Total Industrial	52,280	17.3	46,156	16.9

Subtotal	104,015	20.6	98,023	20.8
Restructuring and other charges	(1,831)		(1,189)
General corporate expenses	(23,709)		(21,039)
Interest expense, net	(5,461)		(5,200)

Earnings before income taxes	$73,014		$70,595

GEOGRAPHIC INFORMATION:

Western Hemisphere	$48,725	19.7	$39,558	17.9
Europe	38,144	16.0	36,998	17.0
Asia	16,344	15.7	20,760	20.0
Eliminations	802		707

Subtotal	104,015	20.6	98,023	20.8
Restructuring and other charges	(1,831)		(1,189)
General corporate expenses	(23,709)		(21,039)
Interest expense, net	(5,461)		(5,200)

Earnings before income taxes	$73,014		$70,595

PALL CORPORATION MARKET SEGMENT AND GEOGRAPHIC INFORMATION
(DOLLAR AMOUNTS IN THOUSANDS)

				% CHANGE
SALES			%	IN LOCAL
YEAR ENDED:	JUL. 31, 2004	AUG. 2, 2003	CHANGE	CURRENCY

MARKET SEGMENT
INFORMATION:

Medical	$347,598	$317,051	9 1/2	5
BioPharmaceuticals	373,593	351,874	6	(1/2)

Total Life Sciences	721,191	668,925	8	2

General Industrial	666,771	595,210	12	3
Aerospace	178,178	185,431	(4)	(7 1/2)
Microelectronics	204,607	164,069	24 1/2	17 1/2

Total Industrial	1,049,556	944,710	11	3 1/2

Total	$1,770,747	$1,613,635	9 1/2	2 1/2

GEOGRAPHIC INFORMATION:

SALES
TO UNAFFILIATED CUSTOMERS
Western
Hemisphere	$667,535	$630,307	6	5 1/2
Europe	735,969	671,660	9 1/2	(2 1/2)
Asia	367,243	311,668	18	10

Total	$1,770,747	$1,613,635	9 1/2	2 1/2

TOTAL SALES
Western
Hemisphere	$853,073	$794,819
Europe	840,003	758,717
Asia	371,979	315,496
Eliminations	(294,308)	(255,397)

Total	$1,770,747	$1,613,635

OPERATING PROFIT
YEAR ENDED:	JUL. 31, 2004%		AUG. 2, 2003%

MARKET SEGMENT
INFORMATION:

Medical	$64,133	18.5	$57,745	18.2
BioPharmaceuticals	84,689	22.7	82,207	23.4

Life Sciences	148,822	20.6	139,952	20.9

General Industrial	78,226	11.7	67,493	11.3
Aerospace	43,634	24.5	52,593	28.4
Microelectronics	38,476	18.8	28,103	17.1

Industrial	160,336	15.3	148,189	15.7

Subtotal	309,158	17.5	288,141	17.9
Restructuring and other charges	(12,477)		(47,524)
General corporate expenses	(78,348)		(72,943)
Interest expense, net	(20,501)		(24,438)

Earnings before income taxes	$197,832		$143,236

GEOGRAPHIC INFORMATION:

Western Hemisphere	$127,235	14.9	$116,035	14.6
Europe	121,078	14.4	120,992	15.9
Asia	62,531	16.8	52,269	16.6
Eliminations	(1,686)		(1,155)

Subtotal	309,158	17.5	288,141	17.9
Restructuring and other charges	(12,477)		(47,524)
General corporate expenses	(78,348)		(72,943)
Interest expense, net	(20,501)		(24,438)

Earnings before income taxes	$197,832		$143,236

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Contacts:

John Adamovich
Pall Corporation
Tel: (516) 801-9808